SHAREHOLDER MEETING (Unaudited) On March 7, 2002, the Annual Meeting of John Hancock Income Securities Trust (the "Fund") was held to elect eleven Trustees and to ratify the actions of the Trustees in selecting independent auditors for the Fund. The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows: WITHHELD FOR AUTHORITY Dennis S. Aronowitz 9,495,981 133,327 Richard
P. Chapman, Jr. 9,500,587 128,721 William J. Cosgrove 9,497,641 131,667 John M.
DeCiccio 9,491,533 137,775 Richard A. Farrell 9,507,640 121,668 Maureen R. Ford 9,504,409 124,899 Gail D. Fosler 9,501,226 128,082 William F. Glavin 9,442,832
186,476 John A. Moore 9,491,496 137,812 Patti McGill Peterson 9,490,842 138,466
John W. Pratt 9,501,229 128,079 The shareholders also ratified the Trustees' selection of Ernst & Young, LLP as the Fund's independent auditors for the fiscal year ending December 31, 2002, with the votes tabulated as follows:
9,451,207 FOR, 60,154 AGAINST and 117,947 ABSTAINING.